EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-49494, 333-56654, 333-77052, 333,89220, 333-104100, 333-118408, 333-124660 and 333-131402) of Transmeta Corporation of our reports dated March 14, 2006, relating to the consolidated financial statements as of December 31, 2005 and for the year then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which appear in this Annual Report on Form 10-K.
/s/ Burr, Pilger & Mayer LLP
Palo Alto, California
March 15, 2006